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EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We consent to the incorporation by reference in Registration Statement Nos. 33-39798 for the Abbott Laboratories 1991 Incentive Stock Program, 333-43381, 333-69547, 333-93253, 333-52768, 333-74228, and 333-102178 for the Abbott Laboratories 1996 Incentive Stock Program, 333-09071, 333-13091 and 333-74222 for the Abbott Laboratories Ashland Union 401(k) Plan and Trust, 333-68268 for the Abbott Laboratories 401(k) Plan and Trust, 333-74220 and 333-102179 for the Abbott Laboratories Deferred Compensation Plan, 333-76516 for the Abbott Laboratories Employee Share Ownership Plan, 333-75442 for the Abbott Laboratories Affiliate Employee Stock Purchase Plan, and 33-26685, 33-50452, 33-51585, 33-56897, 33-65127, 333-19511, 333-43383, 333-69579, 333-93257, 333-74224, and 333-102180 for the Abbott Laboratories Stock Retirement Plan and Trust; in Abbott Laboratories' previously filed post-effective Amendment No. 1 to Registration Statement on Form S-8, in Registration Statement No. 333-85867 for the Perclose, Inc. 1992 Stock Plan, Perclose, Inc. 1995 Director Option Plan, Perclose, Inc. 1997 Stock Plan and Perclose, Inc. 1995 Employee Stock Purchase Plan; and in Abbott Laboratories' previously filed Form S-3 Registration Statement Nos. 33-50253, 333-06155, 333-63481, 333-65601, 333-83647, and 333-55446 of our reports related to Abbott Laboratories and subsidiaries dated January 15, 2003 (which reports express unqualified opinions and include explanatory paragraphs as to Abbott Laboratories' change in its method of accounting for goodwill and intangible assets, and our audit of the 2001 and 2000 transitional disclosures in Note 15 required by the change), appearing in this Annual Report on Form 10-K of Abbott Laboratories for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP
Chicago, Illinois February 19, 2003

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  EXHIBIT 23.1